EXHIBIT 23.1

The reverse stock split described in Note 2 to the consolidated financial statements has not been consummated at August 22, 2016. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

August 22, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of The Trade Desk, Inc. of our report dated April 22, 2016, except for the revision to the 2015 consolidated financial statements described in Note 2, as to which the date is June 17, 2016, and the reverse stock-split described in Note 2, as to which the date is                           , 2016, relating to the financial statements of The Trade Desk, Inc., which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.”

Los Angeles, California
, 2016